     As filed with the Securities and Exchange Commission on July 16, 1997
                                                              File No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                       SECURITY CAPITAL INDUSTRIAL TRUST
             (Exact name of registrant as specified in its charter)


            MARYLAND                                     74-2604728
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


      14100 East 35th Place                                80011
        Aurora, Colorado                                 (Zip Code)
 (Address of principal executive
            offices)


              Registrant's telephone number, including area code:
                                 (303) 375-9292


                       SECURITY CAPITAL INDUSTRIAL TRUST
                         1997 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)


                                Jeffrey A. Klopf
                                   Secretary
                             14100 East 35th Place
                            Aurora, Colorado  80011
                                 (303) 375-9292
                              (Agent for Service)

                         -----------------------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                          Proposed          Proposed
                                                           Maximum          Maximum
   Title of Securities to be         Amount to be      Offering Price      Aggregate            Amount of
           Registered                 Registered         Per Share*     Offering Price*      Registration Fee
---------------------------------------------------------------------------------------------------------------
 Common Shares of
 Beneficial Interest, par          9,600,000 Shares       $22.00          $211,200,000           $64,000
 value $.01 per share
 (including related preferred
 share purchase rights)
===============================================================================================================
*  Estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices for the Common Shares as reported on the New York Stock Exchange on July 10, 1997.
===============================================================================================================

                                    Part II


                            INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

The following documents, which have heretofore been filed by Security Capital Industrial Trust (the "Trust" or "Registrant") with the Securities and Exchange Commission (File No. 1-12846) are incorporated by reference herein and shall be deemed to be a part hereof:

        (a) Form 10-K for the year ended December 31, 1996;

        (b) Form 10-Q for the quarter ended March 31, 1997;

        (c) Form 8-K filed January 27, 1997, January 30, 1997, March 26, 1997 and July 11, 1997; and

        (d) The description of the Trust's Common Shares of Beneficial Interest (including the related preferred share purchase rights) contained in the Trust's registration statement on Form 8-A, as amended;

All documents subsequently filed by the Trust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the Common Shares of Beneficial Interest registered hereunder will be passed upon for the Trust by the law firm of Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has represented and is currently representing the Trust and certain of its affiliates.

Item 6.  Indemnification of Directors and Officers.

Article 4, Section 11, of the Declaration of Trust provides as follows with respect to indemnification of Trustees:

     "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

Article 9, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

     "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

          (1) the Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

          (2) the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

          (3) the Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

          (4) such liability to the Trust is specifically imposed upon Trustees or officers by statute."

Article 9, Section 6 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

     "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it,
     (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligations by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

SCI has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations. In addition, SCI has entered into indemnify agreements with each of its Trustees who is not also an officer of SCI which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and SCI has established a trust to fund payments under the indemnification agreements.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

A.  Rule 415 Offering.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Indemnification of Trustees and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints K. Dane Brooksher, Irving F. Lyons III, Jeffrey A. Klopf, M. Gordon Keiser, Edward F. Long, Ariel Amir, Edward J. Schneidman and Michael T. Blair, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, to sign a registration statement filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on July 16, 1997.

                                         SECURITY CAPITAL INDUSTRIAL TRUST

                                         By/s/ K. Dane Brooksher
                                         ---------------------------------------
                                         K. Dane Brooksher
                                         Co-Chairman and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature                           Title                       Date
       ---------                           -----                       ----

/s/ K. DANE BROOKSHER         Co-Chairman, Chief Operating Officer
----------------------------  and Trustee                              July 16, 1997
     K. Dane Brooksher

/s/ IRVING F. LYONS III       Co-Chairman, Chief Investment Officer
----------------------------  and Trustee                              July 16, 1997
     Irving F. Lyons III

/s/ THOMAS G. WATTLES         Non-Executive Chairman and Trustee       July 16, 1997
----------------------------
     Thomas G. Wattles

/s/ M. GORDON KEISER          Senior Vice President
----------------------------  (Principal Financial Officer)            July 16, 1997
     M. Gordon Keiser

/s/ EDWARD F. LONG            Vice President and Controller
----------------------------  (Principal Accounting Officer)           July 16, 1997
     Edward F. Long

/s/ STEPHEN L. FEINBERG       Trustee                                  July 16, 1997
----------------------------
     Stephen L. Feinberg

/s/ DONALD P. JACOBS          Trustee                                  July 16, 1997
----------------------------
     Donald P. Jacobs

/s/ WILLIAM G. MYERS          Trustee                                  July 16, 1997
----------------------------
     William G. Myers

/s/ JOHN E. ROBSON            Trustee                                  July 16, 1997
----------------------------
     John E. Robson



                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number     Description of Document
------     -----------------------

4.1 Amended and Restated Declaration of Trust of SCI (Incorporated by reference to exhibit 4.1 to SCI's Registration Statement No.
           33-73382)

4.2        First Certificate of Amendment of Amended and Restated Declaration of
           Trust of SCI (Incorporated by reference to Exhibit 3.1 to SCI's Form
           8-K dated June 14, 1994)

4.3        Second Articles of Amendment of Restated Declaration of Trust of SCI
           (Incorporated by reference to Exhibit 4.3 to SCI's Registration
           Statement No. 33-87306)

4.4        Third Articles of Amendment of Amended and Restated Declaration of
           Trust (Incorporated by reference to Exhibit 3.1 to SCI's Form 8-K dated July 11, 1997)

4.5        Articles Supplementary relating to SCI's Series A Cumulative
           Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to Exhibit 4.8 to SCI's Form 8-A registration statement relating to such shares)

4.6        First Articles of Amendment to Articles Supplementary relating to
           SCI's Series A Cumulative Redeemable Preferred Shares of Beneficial
           Interests (Incorporated by reference to Exhibit 10.3 to SCI's Form
           10-Q for the quarter ended September 30, 1995)

4.7        Articles Supplementary relating to SCI's Series B Cumulative
           Convertible Redeemable Preferred Shares of Beneficial Interest
           (Incorporated by reference to Exhibit 4.1 to SCI's Form 8-K dated
           February 14, 1996)

4.8        Articles Supplementary with respect to SCI's Series C Cumulative
           Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to Exhibit 4.8 to SCI's Form 8-A dated November 13, 1996)

4.9        Bylaws of SCI (Incorporated by reference to Exhibit 4.3 to SCI's
           Registration Statement No. 33-83208)

4.10       Rights Agreement, dated as of December 31, 1993, between SCI and
           State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to Exhibit 4.4 to SCI's Registration Statement No. 33-78080)

4.11 First Amendment to Rights Amendment, dated as of February 15, 1995, between SCI, State Street Bank and Trust Company and The First
           National Bank of Boston, as successor Rights Agent (Incorporated by reference to Exhibit 3.1 to SCI's Form 10-Q for the quarter ended
           September 30, 1995)

4.12 Second Amendment to Rights Agreement, dated as of June 22, 1995, between SCI, State Street Bank and Trust Company and The First
           National Bank of Boston (Incorporated by reference to Exhibit 3.1 to
           SCI's Form 10-Q for the quarter ended September 30, 1995)

4.13       Security Capital Industrial Trust 1997 Long-Term Incentive Plan
           (incorporated by reference to Annex II to the Security Capital Group
           Incorporated Registration Statement on Form S-1 (File No. 333-26259))

5          Opinion of Mayer, Brown & Platt